Exhibit 10.1

Consulting Agreement
This Consulting Agreement (this “Agreement”) is made effective as of the 18th day of December 2019, by and between BankFinancial N.A. (the “Bank”), and William J. Deutsch, Jr. (the “Consultant”).
Whereas, the Bank and Consultant have previously entered into that certain Employment Agreement dated May 14, 2013, and most recently amended on June 27, 2017 (the “Employment Agreement”);
Whereas, Consultant has resigned his employment with the Bank effective at the Effective Time on the Effective Date (each defined below), and in accordance with Section 5(a) of the Employment Agreement;
Whereas, the Bank has requested Consultant to provide certain consulting services to the Bank as set forth more fully herein, and Consultant has agreed to do so subject to the terms and conditions of this Agreement;
Now, therefore, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
Section 1.Term. Provided that Consultant remains employed by the Bank through 11:59 p.m. Chicago Time on December 17, 2019 (the “Effective Date” and the “Effective Time”) and does not subsequently revoke any notice of resignation pursuant to Section 7 of the Employment Agreement, the term of this Agreement shall commence at the Effective Time and, unless extended or sooner terminated as provided herein, shall end on February 28, 2020 (the “Term”). All references herein to the Term shall mean the Term as initially established by, and as may subsequently be modified or extended pursuant to, this Section 1Section 1.
Section 2.Consulting Services. During the Term, Consultant shall provide up to one hundred sixty (160) hours of consulting services as may be requested, with respect to equipment lease and commercial finance practices and industry standards or information, including historical information related to the Consultant’s prior employment with the Bank (the “Services”). Such Services shall be rendered to the Board of Directors or the Chief Executive Officer of the Bank, or such other officers of the Bank as are mutually agreed upon between Consultant and the Bank. The Services to be provided by Consultant in any month during the Term shall require no more than twenty (20) hours per week of his time unless otherwise hereafter agreed by the parties in writing. A deficiency of hours in any month may be made up in another month, and any surplus hours in any month may be credited to another month.
Section 3.Independent Contractor.
(a)Consultant and the Bank agree that during the Term, Consultant shall act as an independent contractor in the performance of his duties under this Agreement. Consultant shall have the full authority to select the means, manner and method of performing the services to be performed under this Agreement. Consultant shall not be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Bank. In no event shall Consultant represent to any third party that he is an agent or employee of the Bank or connected with the Bank in any manner other than pursuant to this Agreement.
(b)Consultant’s employment with the Bank shall cease prior to the commencement of the Term in accordance with the terms of the Employment Agreement. Consultant is not entitled to paid vacation, paid holidays, participation in group health insurance, participation in any retirement programs, premium or “overtime” pay, workers’ compensation, severance payments, or any other employment rights or benefits from the Bank. The Bank has no obligation and will make no withholdings or deductions from compensation for any federal or state taxes or the Federal Insurance Contribution Act (FICA) or Federal Unemployment Tax Act (FUTA). It will be the Consultant’s responsibility to remit appropriate taxes to the proper state and Federal authorities. The Bank will issue a Form 1099 reporting the amounts paid to the Consultant for services performed under this Agreement.

Section 4.Compensation.
(a)Consulting Fee. The Bank agrees to pay to Consultant, and Consultant agrees to accept, a consulting fee of Twenty Thousand Dollars ($20,000.00), payable on the Effective Date, for the Services provided during the Term.
(b) All fees described in this Agreement shall beSection 4(a) hereinafter referred to as the “Consulting Fee.”
(c)Reimbursement of Expenses. Consultant shall be reimbursed upon submission of appropriate vouchers and supporting documentation for all travel and other out-of-pocket expenses reasonably and necessarily incurred by Consultant in the performance of his services hereunder. The Consultant agrees that any and all expenses in excess of $250.00 must receive prior written or electronic approval in advance by the Bank.
Section 5.Termination. This Agreement shall terminate without notice or action on the part of either the Bank or Consultant upon the expiration of the Term. Prior to the expiration of the Term, either the Bank or the Consultant may, upon written notice to the other, terminate this Agreement and Consultant’s engagement hereunder for any reason or no reason. In the event of a termination by Consultant for any reason prior to the expiration of the Term, the Consultant shall repay to the Bank the pro-rated amount of the Consultant Fee based on the remaining number of full calendar weeks until the end of the Term. Upon termination, no further Consulting Fees or expenses incurred after the date of termination shall be payable to Consultant, and the Bank shall have no further obligations to Consultant under this Agreement.
Section 6.Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Illinois, without regard or reference to any principles of conflicts of law of the State of Illinois, except to the extent that such internal laws are preempted by the laws of the United States or the regulations of the OCC or any other agency of the United States.
Section 7.Assignment, Successors and No Third-Party Rights. No party may assign any of its rights under this Agreement to any other person without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. Except as expressly provided herein, nothing in this Agreement shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
Section 8.Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
Section 9.Modification. This Agreement may only be amended by a written agreement executed by both parties.
Section 10.Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by certified mail (return receipt requested) with first class postage prepaid; and if to the Bank, addressed to the principal headquarters office of the Bank, Attention: Chief Executive Officer and EVP - Human Resources; or if to Consultant, to the address currently in the Bank’s records for Consultant, or to other such address as the party to be notified shall have given to the other in writing. Except as otherwise provided herein, all such notices and other communications shall be effective: a(a) if delivered by hand, when delivered; b(b) if mailed in the manner provided in this Section, five (5) business days after deposit with the United States Postal Service; or c(c) if delivered by overnight express delivery service, on the next business day after deposit with such service.
Section 11.Conflict and Choice of Agreements. In any dispute arising from this Agreement or the Employment Agreement, where there is an actual or potential conflict between the provisions or the interpretation of this Agreement and the Employment Agreement, the Employment Agreement, taken in whole or in part, shall supersede this Agreement and the Employment Agreement shall be controlling.

Section 12.Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement, written or oral, between the parties relating to the Consulting Services to be provided by the Consultant and the payment of compensation for the Consulting Services by the Bank. Notwithstanding anything to the contrary in this Agreement, it is the intention of Bank and Consultant that nothing in this Agreement shall terminate, waive, release, extinguish, impair or diminish the obligations of the Consultant, or of the Bank, under the provisions of the Employment Agreement that survive its termination and the termination of Consultant’s employment with the Bank.
Section 13.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and Consultant hereby agrees that such scope may be judicially modified accordingly.
Section 14.Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
Section 15.Compliance with Internal Revenue Code Section 409A. To the extent applicable, this Agreement is intended to comply in all respects with Internal Revenue Code Section 409A.
Section 16.Acknowledgement. Consultant hereby represents to the Bank that it is Consultant’s belief that he is under no obligation or agreement that would prevent him from becoming a Consultant to the Bank or adversely impact his ability to perform the expected Services. Consultant hereby agrees and acknowledges that if any third party initiates any action claiming that this Agreement, or the provision of Services hereunder is in violation of any agreement between Consultant and the third party, that the Bank has the absolute right to immediately terminate this Agreement, and any payments hereunder during the resolution of such dispute. Regardless of the outcome of such dispute, the Bank shall have no obligation to re-hire or reinstate this Agreement in any manner, at any time. It is the intentions of the parties that in fulfilling the obligations of the Services, that Consultant will not unlawfully utilize any trade secrets or intellectual property rights of any third party, and the Bank shall not put Consultant in a position which would require him to do so.
[Signature page follows]

In Witness Whereof, this Agreement has been duly executed as of the dates set forth below.

BANKFINANCIAL N.A.

By:	/s/ F. Morgan Gasior	Date:	December 12, 2019
Name:	F. Morgan Gasior
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ William J. Deutsch, Jr.	Date:	December 12, 2019
Name:	William J. Deutsch, Jr.